EXHIBIT 99.3

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 11-K
(Mark One)
[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 31, 2003
OR
[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from __________ to __________.
Commission File No. 1-768
SOLAR TURBINES INCORPORATED SAVINGS AND INVESTMENT PLAN (Full title of the Plan)
CATERPILLAR INC. (Name of issuer of the securities held pursuant to the Plan)
100 NE Adams Street, Peoria, Illinois 61629 (Address of principal executive offices)

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REQUIRED INFORMATION

Item 1.
The audited statement of net assets available for Plan benefits as of the end of the latest two fiscal years of the Plan is attached hereto as Exhibit A.

Item 2.
The audited statement of changes in net assets available for Plan benefits for each of the latest two fiscal years of the Plan is attached hereto as Exhibit B.

Item 3.
The statements required by Items 1 and 2 have been prepared in accordance with the applicable financial reporting requirements of ERISA.

Item 4.
The Consent of Independent Registered Public Accounting Firm is attached hereto as Exhibit C.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOLAR TURBINES INCORPORATED SAVINGS AND INVESTMENT PLAN
CATERPILLAR INC. (Issuer)

June 24, 2004	By:	/s/ F. Lynn McPheeters

		Name:	F. Lynn McPheeters
		Title:	Vice President and Chief Financial Officer

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Solar Turbines Incorporated
Savings and Investment Plan
Financial Statements and Supplemental Schedule
December 31, 2003 and 2002

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Report of Independent Registered Public Accounting Firm

To the Participants, Investment Plan Committee
and Benefits Funds Committee of the
Solar Turbines Incorporated Savings and Investment Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Solar Turbines Incorporated Savings and Investment Plan (the "Plan") at December 31, 2003 and 2002, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Peoria, Illinois
June 24, 2004

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EXHIBIT A
Solar Turbines Incorporated Savings and Investment Plan Statement of Net Assets Available for Benefits December 31, 2003 and 2002

(in thousands of dollars)	2003	2002

Investments
Interest in the Caterpillar Inc. 401(k) Master Trust	$36,052	$27,460
Participant loans	2,303	2,270
Other investments	934	663

Net assets available for benefits	39,289	30,393

The accompanying notes are an integral part of these financial statements.

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EXHIBIT B
Solar Turbines Incorporated Savings and Investment Plan Statement of Changes in Net Assets Available for Benefits Years Ended December 31, 2003 and 2002

(in thousands of dollars)	2003	2002

Contributions
Participant	$2,878	$3,040
Investment income (loss)
Plan interest in net investment income (loss) of Master Trust	9,442	(3,751)
Interest on participant loans	155	180
Net appreciation (depreciation) in fair value of registered investment companies	164	(173)

Net investment income (loss)	9,761	(3,744)

Deductions
Withdrawals	(1,931)	(1,902)
Transfers
Transfers (to) from other plans, net	(1,812)	159

Increase (decrease) in net assets available for benefits	8,896	(2,447)

Net assets available for benefits
Beginning of year	30,393	32,840

End of year	$39,289	$30,393

The accompanying notes are an integral part of these financial statements.

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Solar Turbines Incorporated
Savings and Investment Plan
Notes to Financial Statements
December 31, 2003 and 2002

1.   Plan Description
The following description of the Solar Turbines Incorporated Savings and Investment Plan (the "Plan") provides only general information. Employees should refer to the Plan agreement for a more complete description of the Plan's provisions.

General
The Plan is a contributory defined contribution plan established by Solar Turbines Incorporated (the "Company"), a 100 percent-owned subsidiary of Caterpillar Inc., to enable eligible employees of the Company and its subsidiaries (the "participating employers") to accumulate funds. The Plan is subject to the provisions of the Employee Retirement Income Security Act, as amended ("ERISA").

Participation
Hourly employees of the participating employers who meet certain age, service and citizenship or residency requirements are eligible to participate in the Plan. Participation commences upon an eligible employee filing an application with the Company. Participating eligible employees (the "participants") may elect to defer a portion of their compensation until retirement.

Participant Accounts
Accounts are separately maintained for each participant. The participant's account is credited with the Participant's contribution as defined below and an allocation of Plan earnings. Allocations of earnings are based on participant account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Participant Loans
The Plan provides for participant loans against eligible participants' account balances. Eligible participants obtain participant loans by filing a loan application with the Company and receiving approval thereof. Loan amounts are generally limited to the lesser of $50,000 or 50 percent of the individual participant's vested account balance, with certain regulatory restrictions. Each loan shall specify a repayment period that shall not extend beyond five years. However, the five year limit shall not apply to any loan used to acquire any dwelling unit which within a reasonable time is to be used (determined at the time the loan is made) as the principal residence of the participant. Loans bear interest at the prime interest rate plus 1 percent rounded to the nearest whole percent, as determined at the time of loan origination. Repayments, including interest, are made through after-tax payroll deductions and are credited to the individual participant's account balance. Participan loans have various maturity dates through August 16, 2013, with varying interest rates ranging from 5 to 11 percent.

Contributions
Participant contributions are made through a pretax compensation deferral as elected by the participants and are contributed to the Plan by the participating employers. The compensation deferral was limited by the Internal Revenue Code to $12,000 in 2003 and $11,000 in 2002.

Effective January 14, 2004, the Company will make matching contributions to the Plan equal to 50 percent, 66-2/3 percent or 80 percent (up to 6 percent of earnings) of participant after-tax contributions.

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Investment Programs
Prior to October 1, 2003, participants elected to have their contributions invested in any combination of the following thirteen investment fund options:

*	Caterpillar Stock Fund	*	Preferred Asset Allocation Fund
*	Preferred Stable Principal Fund	*	Preferred Fixed Income Fund
*	Preferred Short-Term Government Securities Fund	*	Preferred Small Cap Growth Fund
*	Preferred Money Market Fund	*	US Equity Broad Index Fund
*	Preferred Value Fund	*	Preferred Mid Cap Growth Fund
*	Preferred International Value Fund	*	Preferred International Growth Fund
*	Preferred Large Cap Growth Fund

Subsequent to October 1, 2003, participants can elect to have their contributions invested in any combination of the following seventeen investment fund options:

*	Caterpillar Stock Fund	*	Preferred Small Cap Growth Fund
*	Preferred Stable Principal Fund	*	US Equity Broad Index Fund
*	Preferred Short-Term Government Securities Fund	*	Preferred Mid Cap Growth Fund
*	Preferred Money Market Fund	*	Preferred International Growth Fund
*	Preferred Value Fund	*	Model Portfolio – Income
*	Preferred International Value Fund	*	Model Portfolio – Conservative Growth
*	Preferred Large Cap Growth Fund	*	Model Portfolio – Moderate Growth
*	Preferred Asset Allocation Fund	*	Model Portfolio – Growth
*	Preferred Fixed Income Fund

The Model Portfolios were added as investment options in October 2003. Each portfolio contains a specific mix of the Plan’s core 401(k) investments. Each portfolio’s mix of stocks and bonds is automatically rebalanced on the last business day of each calendar quarter. The targeted percentage of stocks and bonds in each of the Model Portfolios is as follows:

*	Income	20% Stocks and 80% Bonds
*	Conservative Growth	40% Stocks and 60% Bonds
*	Moderate Growth	60% Stocks and 40% Bonds
*	Growth	80% Stocks and 20% Bonds

In addition, a self-directed fund option allows participants to invest in various other mutual funds outside of the standard Plan options. State Street Bank served as custodian for funds invested through this self-directed fund option in plan year 2002. Harris Direct began serving as custodian for funds invested through this self-directed fund option effective February 1, 2003.

Vesting and Distribution Provisions
Participants are immediately fully vested in their participant contributions and earnings thereon. Upon termination of employment for any reason, including death, retirement or total and permanent disability, or upon Plan termination, the vested balance in participants' accounts is distributable in cash unless the participant (or beneficiary) elects to receive Company shares in kind. The value of any full or fractional shares paid in cash will be based upon the average price per share the Trustee receives from sales of Company shares for the purpose of making the distribution.

Administration
The Plan is administered by the Vice President - Human Services Division of Caterpillar Inc. who is responsible for nonfinancial matters, and the Benefits Funds Committee of Caterpillar Inc. which is responsible for financial aspects of the Plan. Caterpillar Inc. and the Benefit Funds Committee have entered into a trust agreement with The Northern Trust Company (the Trustee) to receive contributions, administer the assets of the Plan and distribute withdrawals pursuant to the Plan.

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Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan at any time to terminate the Plan subject to provisions of ERISA. In the event of Plan termination, Plan assets will be distributed in accordance with the provisions of the Plan.

Plan Qualification
The Plan obtained its latest determination letter on July 7, 2000, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter; however, the Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

Risks and Uncertainties
The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities could occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits.

2.   Summary of Significant Accounting Policies

Basis of Accounting
The Plan's accounts are maintained on the accrual basis of accounting.

Investments
The Plan’s interest in the 401(k) Master Trust is valued as described in Note 4. Shares of registered investment companies included in the self-directed fund option are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. Loans are valued at estimated fair value consisting of principal and any accrued interest.  Income from investments is recorded as earned. Purchases and sales of securities are recorded on a trade-date basis.

Administrative Expenses
Administrative costs, including trustee fees and certain investment costs, are paid by the Company.

Withdrawals
Withdrawals are recorded when paid.

Transfers
Transfers from other plans generally represent account balance transfers for participants who transfer from one plan to another plan primarily due to employment status changes.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and benefit payments. Actual results could differ from those estimates. The Company believes the techniques and assumptions used in establishing these amounts are appropriate.

Reclassification
Certain amounts from prior years have been reclassified to conform to the current-year financial statement presentation.

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3.   Investments
The following Plan investments, all of which are included in the Master Trust, represent 5% or more of net assets available for Plan benefits as of December 31, 2003 and 2002:

(in thousands of dollars)	2003	2002

Caterpillar Inc. Common Stock Fund	$13,022	$9,334
Preferred Large Cap Growth Fund	5,842	4,572
Preferred Stable Principal Fund	4,363	3,925
Preferred Money Market Fund	3,812	2,666
Preferred Value Fund	3,203	3,162

4.   Master Trust
Under a Master Trust agreement with The Northern Trust Company (the "Trustee"), Part 2 of the Caterpillar Inc. Employees' Investment Plan (EIP), the Caterpillar 401K Plan, the Solar Turbines Incorporated Savings and Investment Plan and the Caterpillar Inc. Tax Deferred Savings Plan pool their investments in the Caterpillar Inc. 401(k) Master Trust (the "Master Trust") in exchange for a percentage of participation in the Trust.

The percentage of the Plan's participation in the Master Trust was determined based on the December 31, 2003 and 2002 fair values of net assets, as accumulated by the Trustee for the investment funds of each plan. At December 31, 2003 and 2002, the Plan's pro rata interest in the quoted fair values of net assets of the Master Trust was 1.17 percent and 2.00 percent, respectively.

Investment Valuation
The Master Trust's investments are stated at fair value. Common stock and cash and cash equivalents are valued at quoted market prices. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Master Trust at year end. Common and collective trust investments are valued at the fair value of the underlying investments.

The net investment income or loss of the Master Trust is reflected in the financial statements of the Plan based on the actual earnings of each investment fund as allocated to the Plan based on average investment balances throughout the year.

Details of the Master Trust net assets and significant components of the net investment income (loss) of the Master Trust are as follows:

(in thousands of dollars)	2003	2002

Investments, at fair value
Cash and cash equivalents	$18,475	$15,937
Common stock	1,706,596	372,074
Registered investment companies	1,239,652	875,724
Common and collective trusts	308,580	206,587

Total investments	3,273,303	1,470,322
Dividend and interest receivable	13	18
Transfers receivable from EIP Part 1	-	1,136
Contributions receivable	11,213	6,427
Other, net	368	149

Net assets of Master Trust	$3,284,897	$1,478,052

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(in thousands of dollars)	2003	2002

Investment income (loss)
Interest	$255	$597
Dividends	21,746	10,973
Net appreciation (depreciation) in fair value of
Common stock	693,700	(47,526)
Registered investment companies	198,943	(168,219)
Common and collective trusts	17,443	6,673

Net Master Trust investment income (loss)	$932,087	$(197,502)

5.   Related Parties
The Trustee is authorized, under contract provisions and by exemption under 29 CFR 408(b) of ERISA regulations, to invest in securities of the Company.

The Master Trust invests mainly in the Preferred Group of Mutual Funds, registered investment companies that are sponsored by Caterpillar Investment Management Ltd. (CIML), a wholly-owned subsidiary of Caterpillar Inc. The investment options available to the participants are summarized in Note 1 and includes the Caterpillar Stock Fund. The Master Trust also invests in the US Equity Broad Index Fund, which is sponsored and managed by The Northern Trust Company, the Trustee for the Master Trust.

CIML manages the Preferred Short-Term Government Securities Fund while all other funds are managed by unrelated investment managers. Caterpillar Securities, Inc., a wholly-owned subsidiary of CIML, distributes the shares of the mutual funds to the Master Trust.

6.   Subsequent Events
Effective January 14, 2004, Solar Turbines Incorporated Union employees ceased to contribute to Part 1 of the Caterpillar Inc. Employees’ Investment Plan, and these employees immediately became eligible to make after-tax contributions and receive matching employer contributions in the existing Solar Turbines Incorporated Savings and Investment Plan. The Plan balance transferred out of Caterpillar Inc. Employees’ Investment Plan Part 1 into the Solar Turbines Incorporated Savings and Investment Plan as of January 14, 2004, was $29,647,431.

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Supplemental Schedule

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SCHEDULE I
Solar Turbines Incorporated Savings and Investment Plan EIN 36-3214040 Schedule H, Line 4i - Schedule of Assets Held at End of Year December 31, 2003

(a)	(b)	(c)	(d)	(e)
	Identity of issue, borrower, lessor or similar party	Description of investment, including maturity date, rate of interest, collateral, par or maturity value	Cost **	Current value

*	Caterpillar Inc.	401(k) Master Trust	**	$36,051,601
	Harris Direct	Participant-directed Brokerage Account	**	934,494
*	Caterpillar Inc.	Participant Loans (various maturity dates through August 16, 2013, various interest rates ranging from 5% to 11%)		2,303,228

		Total Investments		$39,289,323

* Denotes party in interest.
** Cost information is not applicable for participant directed investments.

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EXHIBIT C

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 2-97450, as amended and No. 33-37353) of Caterpillar Inc. of our report dated June 24, 2004 relating to the financial statements of the Solar Turbines Incorporated Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Peoria, Illinois
June 24, 2004

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